MEDPLUS, INC.
                    CHARTMAXX[tm] SOFTWARE
                      LICENSE AGREEMENT

                     Agreement No. C003001

This Agreement is made effective as of January 4, 2000 (the "Effective Date") by and between MedPlus, Inc. ("MedPlus"), an Ohio corporation with its principal place of business located at 8805 Governor's Hill Drive, Cincinnati, Ohio 45249 and Cybear, Inc. ("Cybear"), a Delaware corporation located at 5000 Blue Lake Drive, Suite 200, Boca Raton, Florida 33431.

                         W I T N E S S E T H:

WHEREAS, MedPlus has developed and owns software that provides entities in the health care industry with a secure means of electronically storing confidential patient record information
("ChartMaxx Software"); and

WHEREAS, MedPlus has entered into a Software License and Database Maintenance Agreement dated December 9, 1999 with Quest Diagnostics Incorporated ("Quest") pursuant to which it agreed to license to Quest certain software to facilitate the electronic transmission of Laboratory Orders from Providers to Quest, and of Laboratory Results Reports from Quest to Providers, and to allow Quest to view such Orders and Reports via the Internet (the "Quest Agreement"); and

WHEREAS, Cybear is an Internet service provider that provides a secure means of transmitting confidential patient record information between entities in the health care industry, including but not limited to secure World Wide Web (the "Web") access to such information; and

WHEREAS, MedPlus agrees to license the ChartMaxx Software to Cybear for the limited purposes of (1) storing confidential patient record information transmitted directly to Cybear from third parties to whom MedPlus has provided, directly or indirectly, an interface to the ChartMaxx Software and (2) allowing Cybear to provide physicians and other medical professionals with access, via the Internet, to medical records; and

WHEREAS, Cybear agrees to provide to MedPlus on behalf of its customers storage space for and Web-based access to electronic confidential patient record information transmitted directly to Cybear from third parties to whom MedPlus has provided an interface to the ChartMaxx Software; and

WHEREAS, because Cybear desires to increase the use and visibility of its Web sites, Cybear also agrees, as more specifically described herein, to (1) pay to MedPlus a cash referral fee for certain subscriptions to Cybear Web sites and (2) compensate MedPlus, through the issuance of stock and following an initial period of Transaction Fee income, for certain customers and physicians who subscribe to Cybear's Web sites in order to gain access the ChartMaxx Software; and

WHEREAS, because MedPlus desires to increase sales of its ChartMaxx system to hospitals, laboratories and other information providers, MedPlus agrees to (1) install interfaces to the ChartMaxx system at information provider sites, upon the request of Cybear, and (2) pay to Cybear a cash referral fee for each sale of a ChartMaxx system which results substantially from the efforts of Cybear; and

WHEREAS, MedPlus has also developed software that allows authorized third parties in the health care industry to retrieve, via the Web, confidential patient record information that has been electronically stored (the "Web Client Software"); and

WHEREAS, within 30 days of the Effective Date, MedPlus and Cybear will enter into a RESELLER AGREEMENT, in substantially the form attached hereto as Exhibit A, pursuant to which Cybear may sublicense the Web Client Software to third parties via download from Cybear's Web site so that such third parties may gain access to confidential patient record information by MedPlus customers through the ChartMaxx Software.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

A.  GENERAL DEFINITIONS

 The following terms shall be defined herein as follows:

1. "Acquisition Price" means a price per share of Cybear common stock equal to its average closing price on the NASDAQ National
Market System for the thirty (30) day period immediately prior to the Effective Date.

2. "Archived Data" means confidential patient information provided to Cybear and/or MedPlus by each of their customers for storage and transmission purposes, which has been written to tape or optical disk for long-term storage.

3. "Applicable Law(s)" means any statute, law, ordinance, regulation, requirement, order or rule of any federal, state, local government or other governmental agency or body or of any other type of regulatory body, or any governmental or administrative interpretation of any thereof, including, without limitation, (i) requirements imposed by any governmental or regulatory body which must be satisfied to qualify for Medicare, Medicaid or other health care program reimbursements, and (ii) any and all federal, state and local health care laws, including but not limited to, those laws relating to or covering the methods and ways in which clinical laboratory electronic data information services and other related or incidental services or benefits, if any, are provided to the providers, the federal Physician Self-Referral Law, 42 U.S.C. Section 1395bb, and the regulations promulgated thereunder (together, the "Stark Law"), similar state physician self-referral laws and regulations (together with the Stark Law, the "Self-Referral Laws"), the Federal Health Care Program Anti-kickback Law and regulations promulgated thereunder (the "Federal Anti-kickback Law"), and similar state anti-kickback laws and regulations (together with the Federal Anti-kickback Law, the "Anti-kickback Laws"), the Clinical Laboratory Improvements Act of 1967, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, and regulations (proposed or final) promulgated thereunder, the HCFA Internet Security Policy of 1998, all state and local statutes addressing privacy and security of healthcare information, and the Balanced Budget Act of 1997, P.L. 105-23, as amended, and regulations promulgated thereunder.

4.  "ChartMaxx Interface" means an interface to the ChartMaxx
System, which interface is installed at the site of an information provider such as a hospital or laboratory and which provides the information provider with the means to transmit and access transcription and laboratory data via the Internet through Internet access provided by Cybear.

5.  "ChartMaxx Software" means the executable code of MedPlus'
ChartMaxx System software, including enhancements thereto, that is described in detail on Exhibit B.

6.  "ChartMaxx System" means the executable code of MedPlus'
ChartMaxx System software and the hardware and services associated therewith, as licensed and sold by MedPlus to hospitals, laboratories and other information providers for on-site storage and retrieval of medical records and related data.

7. "Computer System" means the computer hardware configuration currently employed by Cybear and such other configuration that Cybear may hereafter elect to install and/or utilize for the ChartMaxx Software from time to time, provided such hardware configuration is authorized by MedPlus, which authority shall not be withheld unless that configuration does not employ a central processing unit or is not capable of running the ChartMaxx Software.

8. "Cybear Subscriber" means an individual, a corporation or a legal entity that registers with Cybear as a subscriber for Cybear's basic services, including Dr.Cybear and up to six e-mail accounts, regardless of fees, if any, to be paid by such subscriber.

9. "Database" means the electronic patient record, maintained by MedPlus and Cybear, which contains the Laboratory Orders and Laboratory Result Reports (as defined below) transmitted electronically for access by authorized Providers.

10. "Documentation" means documentation relating to or describing the ChartMaxx Software including, but not limited to, user manuals now or hereafter provided by MedPlus or by third parties through MedPlus.

11. "Dr.Cybear" means the executable code of Cybear's subscription-based Internet Service Provider system software.

12.  "Exclusivity Period" means five years from the Effective
Date.

13. "Illicit Code" means any computer instructions commonly known as computer viruses, anomalies or any other computer instructions which interfere with or prevent an end user from using software as contemplated by this Agreement, but does not include errors or bugs in the ChartMaxx Software.

14.  "Integration" means the process of integrating the ChartMaxx
Software and Dr.Cybear so that physicians using the Web Client
Software can access Patient Data stored through the ChartMaxx
Software via a Web site provided and maintained by Cybear.

15. "Laboratory Order" shall mean a single order from a Provider for one or more laboratory tests for a single patient (and, with respect to laboratory tests provided by Quest, which meets the then current Quest Transaction Specifications and is successfully transmitted to Quest).

16. "Laboratory Results Report" shall mean a partial or final results report for a single Laboratory Order that is transmitted to a Provider via the Database (and, with respect to laboratory tests provided by Quest, which meets the then current Quest Transactions Specifications).

17. "MedPlus Customer Patient Data" shall mean Patient Data provided by or ordered from individuals or entities with whom MedPlus has contracted to store, transmit and/or process such data.

18. "Patient Data" means confidential patient information provided to Cybear and/or MedPlus by each of their customers for storage and transmission purposes, including but not limited to Laboratory Orders and Laboratory Results Reports.

19. "Provider" means any physician, clinic, service center or other entity or individual that (i) has been granted a license to use the Web Client Software to access or provide Patient Data via the Database, and (ii) has received all necessary patient authorizations to access the Laboratory Results Reports.

20. "Quest Patient Data" means Patient Data provided by or ordered from Quest.

21. "Quest Transaction Specifications" shall mean those certain documents and other related materials, as updated from time to time, developed and maintained by Quest, which describe in detail all of the required formats, data fields, code sets, protocols and other transaction specifications required to send successfully and receive Transactions to and from Quest, via the Database.

22. "Transaction" shall mean a successfully, accurately and fully completed transmission between a Cybear and/or MedPlus customer and the Database, of (i) a single Laboratory Order; or (ii) all Laboratory Results Reports that arise in connection with a single laboratory order (including retransmissions).

23. "Transaction Fee" means a fee to be charged by MedPlus for the one-time entry of Patient Data into storage and retrieval venues accessed via the ChartMaxx Software and/or the Web Client
Software.

24. "Web Client Software" means the executable code of MedPlus' Web Client software, including enhancements thereto, which allows end-users, including but not limited to physicians, to access Patient Data stored through the ChartMaxx Software via a Web site.

B. CHARTMAXX SOFTWARE LICENSE TERMS AND CONDITIONS

1.  Software License Grant.

1.1 Use of the ChartMaxx Software. MedPlus hereby furnishes to Cybear the ChartMaxx Software and Documentation, except as otherwise provided herein, under a non-exclusive and non-transferable license. The ChartMaxx Software and the Documentation are furnished solely for Cybear's own use as a provider of Internet service and Web-based applications at a single site or location on the designated Computer System on which the ChartMaxx Software is installed or such other designated Computer System on which the ChartMaxx Software is subsequently installed from time to time in accordance with the terms of this Agreement. Cybear understands that the data storage provided by the ChartMaxx Software may only be populated with Patient Data received through interfaces provided directly or indirectly by MedPlus, or by third parties authorized in writing by MedPlus, and that, unless otherwise specifically provided herein, Cybear shall have no ownership interest in or access to MedPlus Customer Patient Data or Quest Patient Data. Notwithstanding anything contained herein to the contrary, Cybear may install the ChartMaxx Software at one additional "mirror" location for disaster recovery purposes and at such regional operations centers as Cybear deems appropriate.

1.2  Computer System.   The ChartMaxx Software may only be
accessed on the Computer System. If Cybear is unable to operate the ChartMaxx Software on the Computer System due to equipment malfunction, the ChartMaxx Software may be transferred temporarily to another Computer System during the period of equipment malfunction. However, in no event may the ChartMaxx Software be reverse compiled, disassembled or otherwise reverse engineered.

2. Implementation, Installation, Training, Integration and On-going Support.

2.1 Implementation, Installation and Training. At no cost to Cybear (except as provided in Section 2.3 below), MedPlus shall provide installation, implementation and training services with respect to the ChartMaxx Software. Specifically, according to a detailed implementation plan (including dates) provided by MedPlus and agreed to by the parties within 30 days of the Effective Date, MedPlus will:

(i) install the ChartMaxx Software on Cybear's hardware;
(ii) work with Cybear's staff to allow a smooth interface between the ChartMaxx Software and Providers; and
(iii)train Cybear's staff so that they may provide "Level I" and "Level II" support (as more specifically described on Exhibit C hereto) to Cybear subscribers via the telephone.

2.2 Integration. Both parties agree to work together to complete successfully the Integration. The costs incurred by each party as a result of the Integration shall be borne by such party.

2.3 MedPlus Systems Administrator. The parties agree MedPlus will hire and train a systems administrator to work exclusively throughout the term of this agreement on-site with Cybear to implement, install, maintain and support the ChartMaxx Software licensed by Cybear hereunder and generally to assist Cybear in its support obligations to its customers (the "Systems Administrator"). MedPlus shall be responsible for all costs associated with the Systems Administrator, including but not limited to costs associated with employee benefits and workers' compensation; notwithstanding the foregoing, Cybear shall reimburse MedPlus for reasonable direct salary costs associated with the Systems Administrator.

2. 4 On-going Support. MedPlus will provide additional support services with respect to the ChartMaxx Software according to the terms and conditions described in the Service and Support Schedule attached hereto as Exhibit C. Notwithstanding the foregoing, although both parties will store Patient Data for the time periods required by law, neither party shall be obligated to provide support with respect to any Cybear customer that has not requested or transmitted data other than Archived Data for at least six months.

3. Enhancements. During the Software License Term, MedPlus shall distribute to Cybear, at no charge, those Enhancements to the specific Applications included in the ChartMaxx Software which are released by MedPlus for general commercial availability to other similar licensees. Specifically, "Enhancements" to the ChartMaxx Software consist of new or added features or functionality to existing Applications of the ChartMaxx Software, but do not include entirely new Applications. Cybear shall have a perpetual license hereunder to all Enhancements, if any, specially designed for Cybear by MedPlus at MedPlus' then-current fees, provided that all proprietary rights in such Enhancements shall remain in MedPlus. MedPlus shall provide installation and implementation or training with respect to Upgrades and/or Enhancements through the Systems Administrator and in accordance with the Service and Support Schedule attached hereto as Exhibit C. Cybear acknowledges that certain Enhancements may require either additional hardware or hardware updates to the Computer System for Cybear to gain the full benefits of such Enhancements. All costs and responsibilities for such new or additional hardware shall be borne solely by Cybear.

4. Software License Fee. In exchange for the ChartMaxx Software license granted to Cybear for use at a single site, and subject to the terms and conditions described herein, including but not limited to those described in Section C(2) and on Schedule B(4), "License Fee Value Assignments" (to be provided by MedPlus within 30 days of the Effective Date), Cybear shall pay to MedPlus a total of $2.5 million, payable on the Effective Date. Such payment shall be non-refundable unless otherwise specifically provided herein.

5.  Proprietary Rights in Software and Data.

5.1  Title to and Proprietary Rights in the ChartMaxx Software.
No title to or ownership in the ChartMaxx Software or Documentation is transferred to Cybear hereby. Title to and all applicable rights in patents, copyrights and trade secrets in the ChartMaxx Software and the Documentation, including but not limited to the format of screens, reports and interfaces associated with the ChartMaxx Software, shall remain in MedPlus or third parties from whom MedPlus has obtained rights to license the ChartMaxx Software or Documentation (which third parties shall be considered third party beneficiaries of the license agreement contained herein). Except as may be permitted in writing by MedPlus, Cybear shall not provide, or otherwise make available, the ChartMaxx Software, Documentation or copies thereof to any third party.

5.2 Copies of Software/Documentation. Cybear may make one copy of the ChartMaxx Software for archival purposes and one copy for back-up purposes. Cybear may make additional copies of the Documentation solely for Cybear's internal use. All copies of the ChartMaxx Software and/or Documentation must include MedPlus' copyright notice and other proprietary notices and legends as indicated thereon and shall be subject to the terms and conditions of this Agreement.

5.3 Permitted Disclosure. Notwithstanding the above, the foregoing shall not prohibit (i) disclosure of the ChartMaxx Software to any third party (such as an independent contract programmer) who has executed a confidentiality agreement with Cybear protecting the ChartMaxx Software, MedPlus' or any third party's proprietary rights therein and the Patient Data stored therein and who is under written contract to Cybear for the purpose of assisting Cybear in the customization, maintenance or other use of the ChartMaxx Software in a manner not prohibited by this Agreement, or (ii) delivery of copies of the ChartMaxx Software to any third party disaster recovery firm engaged by Cybear, in each case so long as the applicable third party is informed of and bound by an obligation to use the ChartMaxx Software under the terms of this Agreement. If any Patient Data may be disclosed in any way to a third party pursuant to this paragraph, and such Patient Data relates to information processed by Quest, such third party must have executed a copy of the Confidentiality Agreement attached hereto as Exhibit D prior to such disclosure.

54. Escrow. MedPlus shall place in escrow, and will regularly update, one electronic copy of the ChartMaxx Software source code and Documentation. A copy of the escrow agreement is attached hereto as Exhibit B(5.4). In accordance with the escrow agreement, in the event MedPlus (or a successor thereof) no longer licenses the ChartMaxx Software or MedPlus Materially Defaults hereunder (as defined below), the escrow agent shall make such source code and Documentation available to Cybear for the purpose of allowing Cybear to use the ChartMaxx Software, and make any modifications thereto, for purposes consistent with the terms of this Agreement.

5.5 Title to and Limitation on Use of Quest Patient Data. For purposes of this Agreement, all Quest Patient Data and MedPlus Customer Patient Data stored or transmitted through the use of the ChartMaxx Software (collectively, the "Protected Data") shall be considered the property of Quest or the MedPlus Customer from whom such data was received, respectively. Absolutely no right of ownership in such data is granted to Cybear in the Protected Data, nor should such a right be implied, hereunder. Specifically, each party agrees that patient clinical information, Laboratory Orders, Laboratory Results Reports, and all patient-related information, including any derivatives resulting from the manipulation or compilation thereof ("Patient Information") are Confidential Information (as defined herein) and each party agrees it will not disclose or utilize individual laboratory test information or other Patient Information in any way that would violate any patient confidentiality obligations or any Applicable Laws, as defined above. Without limiting Cybear's obligations regarding Confidential Information which may be otherwise provided for in this Agreement, Cybear shall be responsible to ensure the confidentiality and security of Patient Information transmitted or otherwise available to Cybear in any form, manner, on any media, and in any format now known or hereafter developed, in accordance with all Applicable Laws governing such Patient Information now or in the future, including those to prevent anyone other than the sender and addressee of each Transaction or their respective authorized employees from monitoring, using, gaining access to or learning the import or contents of any Transaction. Notwithstanding the foregoing, but subject to the restrictions of the foregoing, the parties recognize that Cybear, its employees and agents and permitted assigns, who have a need to know, will have access to the Patient Information for the sole purpose of performing Cybear's obligations under this Agreement.

        All Patient Information associated with the Protected Data shall be owned by Quest or the MedPlus Customer from whom such data was received, as the case may be, and not by Cybear or MedPlus. Except as otherwise specifically contemplated by this Agreement, Cybear shall not aggregate, integrate, compile, regenerate, merge, manipulate or otherwise use the Protected Data for any purposes, including to derive revenue therefrom, and shall not provide the Protected Data to any other person or entity, other than as specifically required or allowed under the terms of this Agreement to perform the services hereunder, without the prior written consent of Quest or of the MedPlus Customer from whom such data was received, as the case may be. Cybear agrees that Protected Data cannot be aggregated for any third party, including but not limited to any Provider, or among different customers of Cybear or other health care providers, payors or laboratory service providers for any purpose, without Quest's prior written consent or the prior written consent of the MedPlus Customer from whom such data was received, as the case may be.

        If Cybear is served with a warrant, subpoena, order or request from a court of competent jurisdiction, administrative agency or other governmental body or any other entity or person for any Protected Data, records, or files of information transmitted through, and to, the ChartMaxx System, Cybear will, as soon as practicable, and not in violation of law, deliver to Quest, or the MedPlus Customer from whom such data was received, as the case may be, a copy of such warrant, subpoena, order or request and will not, without Quest's proper written consent, or the proper written consent of the MedPlus Customer from whom such data was received, as the case may be, which shall not be unreasonably withheld or delayed, accede to the same unless upon the advice of counsel it reasonably believes that it is required to do so under applicable law.

        Without limiting the foregoing, Cybear agrees that it shall limit the Cybear employees, agents and contractors who have access to any Quest Patient Data, including without limitation, Laboratory Orders or Laboratory Results Reports, if any, to only those "need to know" employees, agents and contractors that Cybear reasonably believes are necessary to perform the services hereunder in accordance with the highest level of professionalism and Cybear's established and maintained security measures, which shall be subject reasonably to audit from time to time by MedPlus.

        The parties acknowledge that the provisions of this
Section 5.5 apply only to the Protected Data and that Cybear's use and management of all other Patient Data is subject only to Applicable Laws and its agreements with third parties.

        Notwithstanding anything contained herein to the contrary, the parties agree that they may jointly aggregate all Patient Data processed through the Database, subject to the written consent of the parties from whom such Patient Data is received.

6.  Term and Termination of Software License.

6.1 Term of License. The term of the ChartMaxx Software license granted hereunder shall commence upon delivery of the ChartMaxx Software by MedPlus to Cybear and shall continue until such time as Cybear discontinues use of the ChartMaxx Software on the Computer System or the license is terminated as provided in
Section 6.2, below, but otherwise shall be without restriction as to time (the "Software License Term").

6.2 Termination of License. Either party shall have the right to terminate the Software license if the other party fails to comply with, or materially defaults under, these license terms and conditions. A party shall have "Materially Defaulted" hereunder if it has (1) sought relief under any bankruptcy or similar law or made any assignment for the benefit of creditors, or if any creditor has sought to place such party in bankruptcy or receivership and such request or petition is not dismissed within forty-five (45) days after it is filed; (2) failed in a material respect to support the ChartMaxx Software or the operating system on which such software has been installed, as such party's support obligations are described herein where such failure is not remedied within 30 days after written notice of such default is received from the non-breaching party; or (3) otherwise defaulted in a material respect hereunder where such default is not remedied within 30 days after written notice of such default is received from the non-breaching party. Notwithstanding the foregoing, in the case of (2) or (3) above, if such default may not possibly be cured within 30 days and the breaching party is actively attempting to cure such default to the reasonable satisfaction of the non-breaching party, the parties shall agree in writing to extend the cure period described above in their reasonable discretion. Notwithstanding the foregoing, if Cybear breaches the terms of Section B(1) or 5 hereof, the period for remediation shall be an additional 10 days.

6.3 Effect of Termination. Cybear agrees, upon expiration of the ChartMaxx Software License Term for any reason, immediately to return to MedPlus or destroy the ChartMaxx Software and Documentation, and copies thereof, as directed by MedPlus and, if requested by MedPlus, to certify in writing as to such destruction or return. Notwithstanding the foregoing, if MedPlus Materially Defaults hereunder and such Default is not cured by MedPlus in accordance with Section 6.2 above, Cybear may continue use of the ChartMaxx Software in accordance with Section 5.4 above and, except for payments earned by or due MedPlus prior to the date of such Default, Cybear shall be immediately relieved of and discharged from all of its payment obligations to MedPlus pursuant to this Agreement.

7. Software Warranty. The following warranty information is in addition to any service obligations to be provided by MedPlus by the Systems Administrator and the obligations of MedPlus as described in the Service and Support Schedule attached hereto as Exhibit C.

7.1 Right to License. MedPlus represents and warrants to Cybear that MedPlus has, and will throughout the term of this Agreement, all right, title and interest in the ChartMaxx Software, or has been granted the right by a third party who has the right, title and interest in the ChartMaxx Software, to license the ChartMaxx Software to Cybear in accordance with terms and provisions of this Agreement free from any lien, claim or encumbrance of any third party and without violation of any agreements, rights or obligations existing between MedPlus and any other party.

7.2 Warranty of Performance. MedPlus warrants that for a period of one year from Cybear's receipt of the ChartMaxx Software, the ChartMaxx Software will perform in accordance with the Documentation. If the ChartMaxx Software does not perform in accordance with the Documentation, then with respect to any defect or variation as to which MedPlus is notified by Cybear during the one year warranty period, MedPlus shall, at its option, either (i) correct such defect or variation so as to cause the ChartMaxx Software to perform in the manner set forth in the Documentation or (ii) replace the ChartMaxx Software with software that does perform in accordance with the Documentation. This one year warranty shall only apply provided that: (i) the ChartMaxx Software has not been modified by anyone other than MedPlus or someone authorized by MedPlus; (ii) the Computer System has not been modified in any way that impairs the functioning of the ChartMaxx Software; (iii) the ChartMaxx Software and the Computer System have been maintained according to procedures recommended by the relevant hardware manufacturer(s) and/or by MedPlus; and (iv) all fees then due MedPlus under this Agreement have been paid.

7.3 Illicit Code Warranty. During the License Term, MedPlus will use commercially reasonable efforts to ensure that the ChartMaxx
Software is free from Illicit Code.

7.4 Millenium Warranty. MedPlus warrants that the ChartMaxx Software shall be able to accurately process date data (including but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations, when used in accordance with the Documentation, provided that all products used in combination with the ChartMaxx Software properly exchange date data with it ("Year 2000 Compliant"). As soon as possible and at no cost to Cybear, MedPlus will correct any problems that may occur due to the failure of the ChartMaxx Software to meet the requirements specified in this paragraph. MedPlus will ensure that Cybear will encounter no similar problem with subsequent new versions, upgrades and/or patches to the ChartMaxx Software. MedPlus' commitment pursuant to this paragraph shall not extend to any failure of the ChartMaxx Software to be Year 2000 Compliant that is based upon the combination of the ChartMaxx Software with software not supplied by MedPlus.

THE WARRANTIES CONTAINED HEREIN ARE IN LIEU OF ALL OTHER
WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WHICH WARRANTIES ARE
HEREBY DISCLAIMED, INCLUDING THE WARRANTY OF MERCHANTABILITY AND
FITNESS FOR A PARTICULAR PURPOSE.

8. Patent and Copyright Indemnification as to Software. MedPlus shall protect, indemnify, hold harmless and defend any action, suit or proceeding brought against Cybear insofar as it is based on a claim that the ChartMaxx Software delivered hereunder infringes any patent, copyright, or any other intellectual property of a third party, provided that MedPlus is promptly notified by Cybear of the action and given full authority, information and assistance (at MedPlus' expense) for the defense of the action. MedPlus shall pay all damages and costs incurred by or awarded therein against Cybear, but shall not be responsible for any compromise made without its written consent. MedPlus may, at its option and expense (and, if as a result of such action, suit or proceeding Cybear's use of the ChartMaxx Software is interrupted by injunction or otherwise, then at Cybear's request and at MedPlus' expense, shall promptly), (i) replace or modify the ChartMaxx Software so that infringement will not exist, (ii) procure for Cybear the right to continue to use the infringing Software, or (iii) if neither option (i) or (ii) is possible, refund to Cybear the price thereof as depreciated or amortized by an equal annual amount over the lifetime of the ChartMaxx Software as established by MedPlus. MedPlus' commitment hereunder shall not extend to any infringement or claim thereof which is based upon the combination of the ChartMaxx Software with software not supplied by MedPlus.

9.  Control of Information/Indemnification.

9.1 Customers' Control of Information. Cybear acknowledges and agrees that the ChartMaxx Software is designed merely to assist Cybear and its agents in the provision of information services to Cybear's customers. As such, Cybear shall make no representation to its customers that is inconsistent with the following: Cybear's customers shall retain full control over the input and use of the information they store in and/or transmit through the ChartMaxx Software.

9.2 Cybear's Control of Internet Access/Hardware. Except as otherwise specifically described herein, Cybear agrees to be solely responsible for Cybear's design, repair and configuration of all of Cybear's equipment, machinery, systems, Internet access and products directly or indirectly related to the license granted hereunder.

9.3 Third Party Protections. Cybear agrees that prior to providing any customer with access to any MedPlus product pursuant to this Agreement, Cybear will have required such customer to become legally bound to the terms and conditions attached hereto as Exhibit E.

C.  ADDITIONAL OBLIGATIONS OF THE PARTIES.

1. Obligations of Cybear. In addition to the software license fees due and payable hereunder, in exchange for the ChartMaxx
Software license, Cybear agrees as follows:

1.1 System Costs. Cybear agrees that, unless otherwise specifically described herein or agreed to in writing by the parties, it will be liable for all costs associated with the provision of data storage and transfer services described herein - including but not limited to server and other equipment costs, operating system software costs, costs of supplies necessary to operate the system (such as tapes, platters, etc.), maintenance costs and Internet access and any telephone or other communication charges associated therewith; provided, however, that Cybear shall not be responsible for costs incurred directly by Cybear's Subscriber's or by Quest related to their use of the ChartMaxx Software (e.g., a subscriber's or Quest's server and other equipment costs, operating system software costs, costs of supplies necessary to operate a subscriber's or Quest's internal system, such as tapes, platters, etc., a subscriber's or Quest's internal maintenance costs and any of their telephone or other communication charges.)

1.2 Third Party Software License Fees. Through its existing or future site license agreements, Cybear will absorb the cost of license fees that may be incurred by MedPlus related to its use of Oracle software as a component of the ChartMaxx Software licensed to Cybear hereunder. In addition, Cybear will use its best efforts to develop a favorable business relationship between MedPlus and Cybear's provider of multi-patient indexing software.

1.3 System Capacity. Cybear agrees that it will maintain equipment, including but not limited to servers and other computer systems, and Internet access as required to provide sufficient storage and efficient transmission services for MedPlus' customers and their customers' clients. Specifically, Cybear agrees to:

1.1.1 meet or exceed the Performance Standards and Support Standards attached hereto as Exhibits C and F;
1.1.2 update its equipment and Internet access from time to time to ensure generally that (a) response times and (b) "throughput" capabilities provided to MedPlus' customers and their customers' clients through each Cybear-managed Web page remain constant and at or above industry standards, regardless of the number of endusers and/or data providers accessing the Web page;
1.1.3 provide a secure results communication connection between Providers and the Database, for the purpose of transmitting Laboratory Orders and Laboratory Results Reports, of at least a 128-bit encryption algorithm or greater. (Cybear acknowledges that in the future when communication is made via the Internet, a 128-bit encryption algorithm may no longer provide a sufficient level of security. Accordingly, Cybear agrees to conduct periodic reviews to ensure that the encryption level used to transmit Laboratory Orders and Laboratory Results Reports via the Internet meets with MedPlus' security standards. Within forty-five (45) days of its receipt of written notice from MedPlus that the encryption level then being used by Cybear to transmit Laboratory Orders and Laboratory Results Reports via the Internet does not provide a sufficient level of security, subject to the capabilities of then-current commercially available Web-browser and Web server technology, Cybear shall modify the encryption level as requested by MedPlus; and
1.1.4 license the Web Client Software to the Providers, at their cost, so that they can access the Database with respect to their patients only via the Internet.

1.4 Disaster Recovery. Cybear shall have an executable disaster recovery plan in place to accommodate any Year 2000 or natural disasters.

1.5 Monthly Reporting/Audit. Within 15 days of the end of each month during the Software License Term, Cybear shall provide to MedPlus a written report detailing the number of subscriptions received by Cybear during such month for which MedPlus may be entitled a referral fee and/or commission (as more specifically described in Section C(2) below). At its cost, MedPlus shall have the right semi-annually to audit the books and records of Cybear which relate directly to the monthly reports described in this Section C(1.5).

        In addition, Cybear shall maintain accurate and complete records of all deliverables under this Agreement. All records shall be considered Confidential Information (as defined herein) and shall be maintained in accordance with both accepted information storage practices and record retention periods in the clinical laboratories industry and in compliance with Applicable Laws, but in no event for less than six (6) years or such longer period as may be required by Applicable Laws or MedPlus' policies as may be adopted from time to time. In accordance with written guidelines and instructions provided from time to time to Cybear by MedPlus, and in accordance with prudent business practice, Cybear shall maintain its records with a system of audit trails and controls sufficient to allow the audit of such records under this Agreement and to assure satisfaction of any requirements imposed by external auditors, as well as by government officials enforcing Applicable Laws.

1.6 ChartMaxx System Sale Commission. Cybear will use its best efforts to refer hospitals, laboratories and other information providers to MedPlus for the purchase and/or license of a ChartMaxx System. In exchange for every ChartMaxx System sold substantially as a result of the efforts of Cybear, within 30 days of the close of MedPlus' fiscal quarter during which a ChartMaxx Software license agreement has been executed with such customer, MedPlus will pay to Cybear a commission equal to either (1) 5% of the Net Margin on software license fees due pursuant to such ChartMaxx license agreement or (2) 5% of any Transaction Fees associated with data stored in such ChartMaxx System during the first year of the license agreement, as the case may be. For purposes hereof, "Net Margin" shall be defined as software license fees charged to a customer less any third party software royalties owed by MedPlus for such software during the first year of the relevant license agreement. In addition, a ChartMaxx System sale shall be deemed to have resulted substantially from the efforts of Cybear if, at the time the sales process was initiated by Cybear,
(a) the information provider has been contacted by Cybear and has expressed and interest in acquiring Cybear and MedPlus services and (b) the information provider was not on MedPlus' then-current Quarterly "Pipeline Report" or "Prospect Report." MedPlus shall provide Cybear with its Quarterly Pipeline Report and only those prospects appearing on it shall be deemed MedPlus and not Cybear prospects.

1.7 Exclusive Use of ChartMaxx System. During the Exclusivity Period, unless a customer has already contracted with a third party to provide data repository services and/or functions for its Patient Data, or specifically requests that its Patient Data not be stored by Cybear, Cybear shall (i) recommend to its customers the ChartMaxx Software for all data repository functions and (ii) store in the Database all Patient Data processed by Cybear, regardless of whether the Provider has requested that such Patient Data be stored. Notwithstanding the foregoing, if a customer desires to contract for a data repository function not currently offered by MedPlus, Cybear shall offer MedPlus the right to provide such functionality to such customer. If MedPlus cannot provide such functionality within a commercially reasonable time and at a commercially reasonable price, then Cybear may utilize and/or recommend, as the case may be, a third party to provide such functionality to such customer.

1.8 Limited Exclusivity as to Quest. Cybear agrees that during the Exclusivity Period, it will not enter into any agreement with another electronic patient record system licensor or seller with respect to the storage or transmission of Patient Data processed by Quest. Notwithstanding the foregoing, if MedPlus fails to meet any of the obligations described in Section C(2) below or fails to cure a material breach hereof as described in Section B(6.2), Cybear shall no longer be obligated to provide the exclusivity described above.

1.9 Subscription Fee Percentage Payment for Quest Physicians. On a quarterly basis, beginning on the date on which the Transaction Fee Based Payments (as defined in Section 2.1 below) equal $2.5 million, Cybear will pay to MedPlus an amount equal to 25% of all subscription fees for basic services Cybear collects from physicians who access Patient Data provided by Quest via the Database ("Quest Physicians"). Provided however, that if Cybear changes its business model from payments based on subscription fees to a revenue model based on other sources of revenue, Cybear will negotiate in good faith another financial arrangement with MedPlus that leaves both parties in the same relative position that they would have been under the subscription fee model.

1.10 Sponsorship of Subscription Fees. If, substantially as a result of the efforts of MedPlus, an entity sponsors or otherwise pays for the subscription fees of a group of physicians with respect to Dr.Cybear, then, within 45 days of its receipt thereof, regardless of any Transaction Fee Based Payments made to Cybear to date, Cybear shall pay to MedPlus an amount equal to 25% of such sponsorship amount or subscription fees for basic services; provided that the Sponsor shall not appear on Cybear's then-current Quarterly "Pipeline Report." Cybear shall provide MedPlus with its Quarterly Pipeline Report and only those prospects appearing on it shall be deemed Cybear and not MedPlus prospects. Provided however, that if Cybear changes its business model from payments based on subscription fees to a revenue model based on other sources of revenue, Cybear will negotiate in good faith another financial arrangement with MedPlus that leaves both parties in the same relative position that they would have been under the subscription fee model. Notwithstanding Sections 1.9 and 1.10 above, the total payments to be made to MedPlus hereunder for any single Cybear Subscriber shall not exceed 25% of all subscription fees for basic services paid by such Subscriber to Cybear.

1.11 Stock Issuance for Incremental Quest Physician Subscriptions. For every one thousand paid subscriptions to Dr.Cybear registered to Quest Physicians, Cybear shall issue to MedPlus that number of the shares of the common stock of Cybear which, based on (i) the closing price on the Nasdaq National Market for the last day of the quarter during which such subscriptions were purchased or (ii) the average of its closing price on the Nasdaq National Market for the 180 days prior to the end of such quarter, whichever is less, totals $125,000 in value (the "Cybear Shares"). Provided however, that if Cybear changes its business model from payments based on subscription fees to a revenue model based on other sources of revenue, Cybear will negotiate in good faith another financial arrangement with MedPlus that leaves both parties in the same relative position that they would have been under the subscription fee model. In no event shall the total value of the Cybear Shares issued in accordance with this provision exceed $7.5 million.

        Except for restrictions imposed by the registration requirements of the Securities Act of 1933, as amended, or any state or other securities law, any and all shares of the common stock of Cybear issued pursuant hereto shall be free from restriction and freely tradable. MedPlus understands that Cybear shall not, and shall be under no obligation to, register any such shares of its common stock.

1.12 Quest Portal. In accordance with the technical specifications and implementation timeframes reasonably provided to Cybear by MedPlus on behalf of Quest, and agreed to in writing by Cybear, Cybear will use its best efforts to develop and maintain a separate Web-based portal through which Quest Patient
Data shall be accessed.

1.13 Backup. Quarterly, at MedPlus' cost, Cybear will create archived copies of all Patient Data including, but not limited to, the master patient index data base and the Database.

2. Obligations of MedPlus. In addition to the software license granted hereunder, MedPlus agrees to perform the following obligations:

2.1 Transaction Fee percentage for Quest Internet Access. On a quarterly basis, in exchange for certain Internet services to be provided to Quest by Cybear, MedPlus will pay to Cybear an amount equal to 25% of the Transaction Fees earned by MedPlus pursuant to the Quest Agreement (such periodic payments shall be referred to as "Transaction Fee Based Payments"). Cybear shall provide MedPlus with a quarterly report showing Quest Transactions and MedPlus shall provide Cybear with a report showing Quest payments that are the basis for its Quarterly payment to Cybear. MedPlus shall pay Cybear within 10 days of receipt of payment from Quest. At its cost, Cybear shall have the right semi-annually to audit the books and records of MedPlus which relate directly to the Quest transaction fees described in this Section 2.1.

2.2 Exclusive Use of Cybear Services. During the Exclusivity Period, unless a customer has already contracted with a third party to receive Internet or Application services, MedPlus shall utilize and recommend Cybear to its customers for the provision of all Internet and/or Application services. Notwithstanding the foregoing, if a customer desires to contract for Internet or Application services not currently offered by Cybear, MedPlus shall offer Cybear the right to provide such services to such customer. If Cybear cannot provide such services within a commercially reasonable time and at a commercially reasonable price, then MedPlus may utilize and/or recommend, as the case may be, a third party to provide such services to such customer.

2.3 Limited Exclusivity. MedPlus agrees that during the Exclusivity Period, it will not enter into any agreement with another Internet service provider with respect to the storage or transmission of Patient Data provided to MedPlus by Quest. Notwithstanding the foregoing, if Cybear fails to meet any of the obligations described in Section C(1) above or fails to cure a material breach hereof as described in Section B(6.2), MedPlus shall no longer be obligated to provide the exclusivity described above.

2.4 ChartMaxx Interface Installation. Where technically and commercially possible and practicable, MedPlus agrees to install ChartMaxx Interfaces at information provider sites as requested from time to time by Cybear. Costs associated with ChartMaxx Interfaces (which will be based on MedPlus' then-current rates for such installations) ("Interface Costs") and any Transaction Fees to be charged by MedPlus for data transmitted via the ChartMaxx Interface shall be paid to MedPlus by Cybear. Notwithstanding the foregoing, MedPlus agrees that Cybear may select one information provider site as a "reference site" and that MedPlus will waive the Interface Costs associated with such reference site.

2.5 Web Access for MedPlus Customers. MedPlus agrees that it will provide all information providers who have licensed a ChartMaxx System with the capability to access Cybear's Web site at no set-up or initiation charge. This paragraph C(2.4) is not, however, intended to prevent MedPlus from charging such information providers Transaction Fees for information transmitted and accessed via the Cybear Web site.

2.6 Fee Sharing for Certain Transactions. Within sixty days of the Effective Date, the parties will negotiate in good faith the means of calculating any Transaction Fee based payments to be made to Cybear in exchange for Internet services provided by Cybear to entities that have (i) licensed the ChartMaxx Data Capture Software by MedPlus and (ii) agreed to compensate MedPlus directly as a result of discrete and COLD data that is transmitted to a database maintained at an operations center managed by Cybear using the ChartMaxx Software.

D.  PRICING AND PAYMENT TERMS

1. General Payment Terms. All amounts included herein, on any and all exhibits hereto and on purchase orders and invoices issued hereunder shall be in U.S. Dollars. Each party shall pay all amounts payable pursuant to this Agreement no later than thirty
(30) days from the date of invoice therefor.

2.  Tax Liability.

2.1 Cybear's Tax Liability. Cybear shall be responsible for and shall pay or reimburse MedPlus for any fees, assessments, charges, duties and taxes (including, but not limited to, sales or use taxes) which may now or later be paid or payable by Cybear or by MedPlus by virtue of the ChartMaxx Software License or the Web Client Software Reseller License granted hereunder or the performance of any duty related thereto, excluding taxes based upon the net income of MedPlus.

2.2 MedPlus' Tax Liability. MedPlus shall be responsible for and shall pay or reimburse Cybear for any fees, assessments, charges, duties and taxes (including, but not limited to, sales or use taxes) which may now or later be paid or payable by Cybear or by MedPlus by virtue of the Cybear Products Reseller License granted hereunder or the performance of any duty related thereto, excluding taxes based upon the net income of Cybear.

E.  MISCELLANEOUS

1.  Confidential Information of the Parties.
Without limiting the foregoing, and in addition to the Patient Information provisions stated above, any and all trade secrets, if any, and confidential information and all physical embodiments thereof ("Confidential Information") received by either party (the "Receiving Party") from the other party (the "Disclosing Party") during the term of this Agreement are confidential to and are and will remain the sole and exclusive property of the Disclosing Party. Confidential Information shall also include all other forms of information designated as Confidential Information in this Agreement, including but not limited to, knowledge, information and material concerning Quest or any Provider, including its products, services, data processing systems, equipment, software, supplies and services, and proprietary information concerning Quest and the names and addresses of Providers and knowledge, information and material concerning software licensed hereunder or in related agreements, related source code, computer programs and screens and proprietary information concerning either MedPlus or Cybear, its affiliated companies and their respective products and services.

At all times, both during the term of this Agreement and after its termination, the Receiving Party shall hold all Confidential Information of the Disclosing Party in confidence, and will not use, copy or disclose such Confidential Information or cause any of such Confidential Information to lose its character as Confidential Information. At all times during the term of this Agreement and for a period of eighteen (18) months following the termination of this Agreement (except where a longer period is required pursuant to this Agreement or Applicable Laws), the Receiving Party shall hold the Confidential Information of the Disclosing Party in confidence, and will not use, copy or disclose such Confidential Information or cause any of such Confidential Information to lose its character or cease to qualify as Confidential Information.

Confidential Information shall be maintained under secure conditions by the Receiving Party, using reasonable security measures and in any event (i) not less than the same security measures used by the Receiving Party for the protection of its own Confidential Information of a similar kind, and (ii) any specific security measures required by this Agreement or by Applicable Laws. Within thirty (30) days after termination of this Agreement, the Receiving Party shall deliver to the Disclosing Party all of the Disclosing Party's Confidential Information then in the custody, control or possession of the Receiving Party.

If the Receiving Party is ordered by a court of competent jurisdiction, administrative agency, or other governmental body to disclose Confidential Information, or it if is served with or otherwise becomes aware of a motion or similar request that such an order be issued, then the Receiving Party will not be liable to the Disclosing Party for disclosure of Confidential Information or Confidential Information required by such order if the Receiving Party provides reasonable prior written notice of such disclosure and reasonably cooperates with the efforts of the Disclosing Party, at the Disclosing Party's expense, to protect the confidentiality of such Confidential Information.

Confidential Information shall exclude information that (i) was known to the Receiving Party prior to its first receipt from the Disclosing Party; or (ii) at any time becomes a matter of public knowledge without any fault of the Receiving Party; or (iii) is at any time lawfully received by the Receiving Party from a third party under circumstances permitting its disclosure to others; or
(iv) is independently developed by the Receiving Party as evidenced by the Receiving Party's records; or (v) is at any time furnished to a third party by the Disclosing Party without restriction on use or disclosure; or (vi) is disclosed pursuant to a lawful requirement or request of a government agency, subject to the express provisions of this Agreement; or (vii) is approved for release by written authorization of the Disclosing Party. The Receiving Party shall bear the burden of showing that any of the foregoing exclusions applies to any information or materials.

 Each party will cooperate with the other in the protection of Confidential Information. Each party acknowledges and agrees that in case of a material breach of these obligations of confidentiality, the non-breaching party will suffer irreparable harm and injury, which may not be adequately compensated by monetary damages. Accordingly, in case of a material breach or threatened breach, the non-breaching party shall be entitled to seek preliminary and final injunctive relief and any other equitable remedies it may have. Such remedies shall be in addition to and not in limitation of any and all other remedies, which such party, may have at law. Notwithstanding anything contained herein to the contrary, both parties agree that the other party may disclose relevant terms of this Agreement to third parties with a business need to know; provided that such party has obtained the other party's prior written consent as to (i) the identity of the disclosee and (ii) the scope of the disclosure and has entered into a confidentiality agreement with such third party in a form acceptable to the other party and the other party is made a third party beneficiary thereof.

2. Export/Limitations on Dangerous Application. Cybear acknowledges that the ChartMaxx Software provided hereunder is subject to export and import controls. Cybear agrees that any Software licensed hereunder will not be exported, directly or indirectly, separately or as part of a system, without Cybear, at its own cost, first obtaining all licenses from any applicable government agency of the United States, including but not limited to the United States Department of Commerce and any other appropriate agency of the United States Government as may be required by law. In addition, Cybear acknowledges that the ChartMaxx Software contains software which on its own is not specifically developed or licensed for use in any nuclear, aviation, mass transit or medically diagnostic application or in any other inherently dangerous application and neither MedPlus nor any third party vendor whose software is contained in the ChartMaxx Software shall be liable for any damages resulting from such uses.

3. Limitation to Actual Damages/Indemnification. Unless otherwise specifically provided herein, in no event shall either party be liable to the other for lost profits, consequential, exemplary, special, indirect, incidental, or punitive damages, howsoever arising from its performance hereunder and any permitted liability, regardless of the form or forum, shall not exceed the limits of insurance coverage contained in this agreement.
MedPlus and Cybear shall each indemnify, defend and save the other harmless from and against any and all losses, claims, suits, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) based upon, arising out of or attributable to any acts or omissions arising from such party's performance hereunder or otherwise related to this Agreement.
This provision shall survive termination of this Agreement.

4. Insurance. Each party agrees to maintain general and professional liability insurance in the amount of at least
$15,000,000 per occurrence and $16,000,000 and $17,000,000,
respectively, to cover the acts and omissions of its employees, agents and representatives for services rendered pursuant to this Agreement.

Attached hereto, as Exhibits G(1) and G(2) are current and valid Certificates of Insurance relating to the extent of general and professional liability coverage and naming the other party hereto as an additional insured. Each party agrees to keep and to maintain said insurance coverage in full force and effect during the Term of this Agreement. Any modification or alteration in such coverage that shall have a material effect on this Section shall be promptly communicated to the other party.

Both parties agree to re-review the scope of their insurance coverage one year after the Effective Date of this Agreement, and each year thereafter, in order to determine whether the Transaction level warrants an increase in the amount of such coverage. In the event that the insurance coverage levels are increased at any time during the Term of this Agreement, the indemnification caps contained in Section E3 hereto shall be increased, accordingly.

5. Payment for Additional Items. Except as otherwise provided in this Agreement, Cybear shall be responsible for the purchase of all Internet access and related charges, all hardware associated with its use of the ChartMaxx Software, discs, tapes, cables, ribbons, forms and other items required for use in conjunction with the ChartMaxx Software.

6. Assignment. With the written consent of the other party hereto, which consent shall not be unreasonably withheld, either party shall be entitled to assign this Agreement and its rights hereunder to an entity which purchases substantially all of its assets, purchases a majority interest in its voting stock or otherwise assumes its business; provided that any assignee hereunder must agree to the terms hereof. Except as otherwise permitted herein, neither party may assign any of its obligations, rights or remedies hereunder and any such attempted assignment shall be null and void. Notwithstanding anything contained herein to the contrary, the parties agree that MedPlus may assign this Agreement to a subsidiary into which all of MedPlus' ChartMaxx related business is transferred.

7. Notices. All notices will be said to have been properly given hereunder when delivered in person or mailed via certified mail to:

                MedPlus:

                        MedPlus, Inc.
                        8805 Governor's Hill Drive
                        Cincinnati, Ohio 45249
                        Attention:  Moira J. Squier, Esq.

                Cybear:

                        Cybear, Inc.
                        5000 Blue Lake Drive, Suite 200
                        Boca Raton, Florida 33431
                        Attention:  Vice President- Legal Affairs

Each party shall inform the other in writing of a change of address or contact person.

8. Corporate Authority/Resources. Each of the parties hereby warrants and represents that it has full corporate power and authority to enter into this Agreement without the consent of any other person, organization or other entity, that this Agreement represents the valid and binding agreement of such party enforceable in accordance with its terms

9. General Interpretation. The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under the agreement. No rule of strict construction will be applied against any person.

10. Severability. The invalidity in whole or in part of any provision of this Agreement shall not affect the validity of any other provision. In the event that a court of competent jurisdiction determines that any part or provision of this Agreement is unlawful or unenforceable, then such part or provision shall be revised as appropriate to make it lawful and enforceable.

11. Amendments and Waiver. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by a duly authorized representative of the party to be bound thereby.

12. Choice of Law. The rights and obligations of the parties hereto shall be construed under and be governed in all respects by the internal laws of the State of Florida excluding any provisions of law governing conflicts of law.

13. Jurisdiction. Each party hereto irrevocably submits to the jurisdiction of the state and federal courts located in Palm Beach County, Florida.

14. Entire Agreement. This Agreement, along with the Reseller Agreement, any documents related to Cybear's issuance of its common stock to MedPlus and all exhibits hereto, contain the entire agreement between the parties with respect to the subject matter hereof. All previous and collateral agreements, representations, warranties, promises and conditions of sale are superseded by this Agreement with the exception of the Confidentiality and Non-Disclosure Agreement agreed to previously by Cybear and MedPlus which shall remain in full force and effect. Any representation, promise or condition not incorporated in this Agreement shall not be binding on either party.

15. Uncontrollable Circumstances. If the performance of any part of this Agreement by MedPlus or Cybear is prevented or delayed by acts of civil or military authority, flood, fire, epidemic, war or riot, or other acts beyond the reasonable control of either party, the party affected shall be excused from such performance only during the continuance of any such event; provided, however, that if such delay in performance extends for more than 60 days, the other party, at its discretion, upon giving written notice, may terminate this Agreement.

16. Disclosure of Relationship Status. Notwithstanding anything herein to the contrary, the parties agree that the other may disclose to third parties, at any time, the fact that the other is its client or customer and within two weeks after the Effective Date, the parties shall issue a press release describing the general nature of this Agreement, which release shall be subject to the reasonable approval of both parties.

17. Piggyback Rights. If, during the Software License Term, Cybear proposes to register under the Securities Act of 1933 (except by a registration statement on a form that does not permit the inclusion of shares by its security holders) any of its securities, it will give written notice to MedPlus of its intention to do so and, subject to the approval of the Underwriter, and on the written request of MedPlus given within 20 days after receipt of any such notice (which request shall specify the shares intended to be sold or disposed of by MedPlus and describe the nature of any proposed sale or other disposition thereof), Cybear will use reasonable efforts to cause all such shares to be included in such notification or registration statement proposed to be filed by Cybear; provided Cybear may reduce the amount of MedPlus shares included in its registration statement to the extent reasonably necessary to reduce the total amount of securities included in the offering to the amount recommended by Cybear's managing underwriter. All expenses of such offering, except the fees of special counsel and brokers' commissions for MedPlus, shall be borne by Cybear. In the event MedPlus exercises the rights described in this paragraph, then at the time of exercise, the parties shall execute customary indemnification agreements with respect to such registration

18. Commission Payment Obligations. A party's payment obligations hereunder exist only with respect to the other party hereto and neither party shall be obligated in any way to separately compensate any individual sales representative or employee of the other party.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

CYBEAR, INC.                       MEDPLUS, INC.


By: /s/ Edward Goldman MD          By:  /s/  Philip S. Present II
Name: Edward Goldman MD            Name:  Philip S. Present II
Title:  President and CEO          Title:  Chief Operating Officer